Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed financial statements give effect to Provant’s sale of its Senn-Delaney Leadership Consulting division (the “Business”) on April 14, 2003 effective as of March 31, 2003. The unaudited pro forma condensed balance sheet at December 31, 2002 gives effect to the sale of the Business as if it had occurred on December 31, 2002. The unaudited pro forma condensed statements of operations for the six months ended December 31, 2003 and the year ended June 30, 2002 give effect to the sale of the Business as if it had occurred on July 1, 2001. The pro forma condensed statement of operations for the six months ended December 31, 2002 is based on Provant’s historical results of operations for the six months ended December 31, 2002 (which include the results of operations for the Business for the six months ended December 31, 2002). The pro forma condensed statement of operations for the twelve months ended June 30, 2002 is based on Provant’s historical results of operations for the twelve months ended June 30, 2002 (which include the results of operations for the Business for the twelve months ended June 30, 2002), and reflects the reclassification to discontinued operations of Provant’s Performance Solutions, Technology and Development, Vertical Markets and Project Management groups and Learning and Strategic Alliances businesses, which were sold to Novations Group Inc. (“Novations”), a subsidiary of Drake Beam Morin-Japan (“DBM-J”), on December 31, 2002. The following unaudited pro forma financial information, consisting of the pro forma condensed statements of operations and the pro forma condensed balance sheet and the accompanying notes, should be read in conjunction with and are qualified by the historical annual and quarterly financial statements and notes of Provant.

The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the future results of operations of Provant after the sale of the Business, or of the results of operations of Provant that would have actually occurred had the sale of the Business been effected as of the dates described above.

Unaudited Pro Forma Condensed Balance Sheet

December 31, 2002

(In thousands)

	Provant	Business	Pro Forma Adjustments		Pro Forma As Adjusted
Assets
Cash and cash equivalents	$1,080	(1,527)	2,388 (1,941	(A) )(B)	$—
Accounts receivable, net	16,048	(5,522)			10,526
Costs in excess of billings	4,384	(430)			3,954
Prepaids and other current assets	1,713	(861)	144	(C)	996

Total current assets	23,225	(8,340)	591		15,476

Property and equipment, net	1,802	(579)			1,223
Capitalized product development, net	9	(9)			—
Other assets	644	(77)	289	(C)	856
Goodwill	5,722				5,722

Total assets	$31,402	(9,005)	880		$23,277

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable	$3,827	(729)			$3,098
Accrued expenses	4,593	(293)			4,300
Accrued compensation	3,653	(1,637)			2,016
Other current liabilities	6,454	(2,743)	(2,434	)(D)	1,277
Current portion of long-term debt	20,651		(1,941 (280	)(B) )(E)	18,430

Total current liabilities	39,178	(5,402)	(4,655)		29,121
Stockholder’s equity (deficit)	(7,776)	(3,603)	5,535	(A,C,D,E)	(5,844)

Total liabilities and stockholders’ equity (deficit)	$31,402	(9,005)	880		$23,277

Unaudited Pro Forma Condensed Statement of Operations

For the six months ended December 31, 2002

(in thousands, except share and per share data)

	Provant	Business	Pro Forma Adjustments		Pro Forma As Adjusted
Total revenue	$42,272	(10,835)			$31,437
Cost of revenue	26,634	(5,374)			21,260

Gross profit	15,638	(5,461)			10,177
Selling, general and administrative expenses	21,746	(7,080)			14,666

Loss from operations	(6,108)	1,619			(4,489)
Other income (expense), net	(18)	18			—
Interest expense	(2,912)	—	70	(F)	(2,842)

Loss before income taxes	(9,038)	1,637	70		(7,331)
Provision for income taxes	600	(400)			200

Net loss	$(9,638)	(2,037)	70		$(7,531)

Loss per common share:
Basic and diluted	$(0.42)				$(0.35)

Weighted average common shares outstanding:
Basic and diluted	22,938,496		(1,388,747)		21,549,749

Unaudited Pro Forma Condensed Statement of Operations

For the year ended June 30, 2002

(in thousands, except share and per share data)

	Provant	Business	Pro Forma Adjustments		Pro Forma As Adjusted
Total revenue	$84,032	(28,227)			$55,805
Cost of revenue	44,202	(10,658)			33,544

Gross profit	39,830	(17,569)			22,261
Selling, general and administrative expenses	38,419	(12,740)			25,679
Impairment loss	619	(619)			—

Income (loss) from operations	792	(4,210)			(3,418)
Other income (expense), net	11	(11)			—
Interest expense	(2,602)	13	138	(F)	(2,451)

Income (loss) before income taxes, extraordinary items and cumulative effect of a change in accounting principle	(1,799)	(4,208)	138		(5,869)
Provision (benefit) for income taxes	(1,750)	(800)			(2,550)

Income (loss) before extraordinary items and cumulative effect of a change in accounting principle	$(49)	3,408	138		$(3,319)

Earnings (loss) per common share:
Earnings (loss) before extraordinary items and cumulative effect of a change in accounting principle
Basic and diluted	$0.00				$(0.17)

Weighted average common shares outstanding:
Basic and diluted	21,530,449		(1,388,747)		20,141,702

NOTES TO THE UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Pro Forma Adjustments and Assumptions:

The pro forma information herein gives effect to the following divestiture:

On April 14, 2003, Provant, Inc. completed the sale of the Business to the Purchaser. The Purchaser is a company that is controlled by a group of employees led by Larry Senn, the founder and former principal owner of the Business. The Business was transferred to the Purchaser effective March 31, 2003 by the sale of tangible and intangible assets used in connection with the conduct of the Business. The purchase price consisted of $2.4 million cash paid at closing, an additional $540,000 of cash payable in equal monthly installments over three years, 1.4 million shares of Provant common stock and the assumption by the Purchaser of $300,000 of indebtedness, a $600,000 obligation to certain employees and other liabilities relating to the Business. If the Business is resold within four years for a price of more than $8.0 million, Provant also will receive 50% of the sale price above $8.0 million subject to a cap of $3.0 million as additional purchase price.

The purchase price was determined through arms-length negotiations between Provant and the Purchaser. Provant used the cash proceeds less expenses to reduce its bank debt by $2.0 million.

Provant’s remaining business is its Government group.

The unaudited pro forma condensed financial statements exclude the $2.5 million pro forma loss that would have been recorded on the sale, had the sale occurred on July 1, 2001. This pro forma loss would have been reported as a component of discontinued operations during the fiscal year ended June 30, 2002.

(A)	The pro forma adjustment represents the net cash received from the sale of the Business.

(B)	The pro forma adjustment represents the net effect on the $2 million paydown on the line of credit.

(C)	The pro forma adjustment represents the fair value of the $540,000 note receivable discounted using a risk-adjusted 15% interest rate.

(D)	The pro forma adjustment represents the write off of purchase accounting reserves associated with the Business.

(E)	The pro forma adjustment represents the assumption of debt by the Purchaser.

(F)	The pro forma adjustment represents the reduction of interest expense due to the assumption of certain debt by the Purchaser and the paydown of the line of credit.